EXHIBIT NO. 10.53

SECOND AMENDMENT TO THE
JAMES W. ANDREWS
EMPLOYMENT AGREEMENT

This Second Amendment (“Second Amendment”) to that certain Employment Agreement dated June 1, 2002, as amended by that certain First Amendment dated November 24, 2004 (collectively, “Original Agreement”), is entered into as of March 10, 2008, and shall be deemed effective as of July 1, 2007, by and between James W. Andrews, an individual (“Executive”), and Temecula Valley Bank (“Bank”).

R E C I T A L

Bank and Executive wish to amend the Original Agreement as provided in this Second Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree and consent to the amendment of the Original Agreement, effective on the date hereof, as follows:

1. Section 3.4 of the Original Agreement is hereby deleted and replaced with the following:

“3.4           Group Medical and Other Benefits.  Bank shall provide for Executive’s participation in the medical and other benefit plans offered to other similarly titled employees of Bank.”

2. A new Section 3.9 is hereby added to the Original Agreement as follows:

“3.9           Bonus.

For each year within the Term beginning January 1, 2006, Executive shall be entitled to an annual Incentive Bonus equal to 2.5% of Pre-Tax Profit (as defined below) of the real estate industries group (the “Group”), if the following conditions are met:  1) Bank receives a satisfactory rating on its annual safety and soundness examination; and 2) Bank’s loan portfolio is rated satisfactory in its annual safety and soundness examination. “Pre-Tax Profit” shall mean the net income of the Group after the payment of all bonus amounts paid by Bank to all employees within the Group and before the payment of taxes. The Incentive Bonus shall be paid on or about March 15 of the calendar year following the calendar year in which it was earned.”

3. Section 5 of the Original Agreement is hereby deleted and replaced with the following:

“5.           Restriction on Timing of Distributions.

Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time, Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. “Separation from Service” shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 25% of the average level of bona fide services provided to Bank in the immediately preceding 12 months.”

3.           Continued Effect.  Except as otherwise expressly provided herein, the Original Agreement will continue in full force and effect, in accordance with its terms.

4.           Miscellaneous.  This Second Amendment will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. This Second Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written and oral agreements, representations and commitments, if any, between the parties with respect to such subjects. This Second Amendment may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the effective date established in the first paragraph of this Second Amendment.

/s/ James W. Andrews                                                      TEMECULA VALLEY BANK
JAMES W. ANDREWS, an individual a California state-chartered bank

By:           /s/ Stephen H. Wacknitz
Stephen H. Wacknitz
President and Chief Executive Officer